Exhibit 99.1

Sandusky, Ohio, April 18, 2014 – First Citizens Banc Corp (NASDAQ:FCZA) (“First Citizens”) reported net income attributable to common shares of $2.1 million, or $0.27 per share, for the first quarter of 2014, an increase of 31.2% compared with $1.6 million, or $0.21 per share, for the prior year’s first quarter.

“During the first quarter, we completed several initiatives which will improve our efficiency ratio,” said James O. Miller, President and CEO of First Citizens. “We completed the process of repaying the Series A preferred shares in February. In March we announced that we will be closing three branches on June 6, 2014 which will lead to estimated annualized cost savings of $250,000. We are also in the process of freezing our defined benefit pension plan as part of a change to our compensation package, which will also lead to cost reductions.”

Results of Operations:

Net interest income for the first quarter of 2014 increased $177 thousand, or 1.8%, from the prior year’s first quarter. The increase in net interest income was primarily due to a decrease in interest expense of $149 thousand or 11.5%. Interest income also increased slightly, due primarily to an increase in average loans outstanding when compared to the first quarter of 2013. Mr. Miller continued, “While interest income continues to be pressured by the extended low interest rate environment, we have been successful at increasing lending.” The net interest margin decreased to 3.51% compared to 3.75% in the same period of 2013 and 3.85% in the linked quarter ending December 31, 2013. The average balance of interest-bearing deposits relating to tax refund processing was $94.3 million for the first quarter of 2014. Removing the impact of the First Citizen’s tax refund processing, the net interest margin would have been 28 basis points higher for the first quarter of 2014, which is a 6 basis point reduction from the linked quarter.

The provision for loan losses for the first quarter ended 2014 increased $250 thousand, compared to the same period of 2013. Improvements in asset quality in 2013 allowed us to reduce the size of the reserve and the provision expense. The increase in provision for loan losses in the first quarter of 2014 is related to the increased size of the loan portfolio compared to a year ago.

Noninterest income increased $1.4 million, or 43.8%, compared to the prior year’s first quarter. The increase was primarily due to an increase in fees received for tax refund processing and wealth management revenue, partially offset by a decrease in mortgage banking revenue. Tax refund processing fees increased $1.5 million or 425.8% compared to the same period in 2013. The increase in tax refund processing fees is due to an increase in the number of tax refunds processed. Wealth management fees increased $185 thousand or 30% compared to the same period in 2013. The increase in wealth management fees is due to an increase in assets under management as a result of an increase in market valuations. Mortgage banking revenue decreased $119 thousand or 52% compared to the same period in 2013. The decrease in mortgage banking revenue is primarily due to weather related issues. Mr. Miller continued, “Our mortgage banking business was adversely affected by the weather in the first quarter of 2014. As the weather has improved our pipeline of mortgages has grown quickly. We believe we will be back on track in the second quarter of 2014. We are very pleased with the results of our tax refund processing program. We increased the volume of refunds processed and have been very successful in 2014.”

Noninterest expense increased $220 thousand, or 2.2% when compared to the prior year’s first quarter. The increase in noninterest expense was attributable to an increase in salary and benefit costs of $173 thousand or 4.1%, specifically to increased commission expense and increased health insurance costs. Occupancy expenses increased $77 thousand or 12.6% compared to the same period in 2013 primarily due to snow removal. Other noninterest expenses decreased $61 thousand or 3.9% primarily due to repossession expense.

Balance Sheet

Total assets increased $83.4 million, or 7.1%, from December 31, 2013 to March 31, 2014. Cash and due from banks increased $85.8 million or 253.3%. This was a direct result of cash flows related to the tax refund processing program. While the cash basically flows in and out, there can be a few days lag between the inflows and outflows, which inflates our cash position. The loan portfolio decreased $4.1 million or 0.5% from December 31, 2013 to March 31, 2014. This decrease tends to be a seasonal occurrence.

Total deposits increased $102.3 million, or 10.9%, from December 31, 2013 to March 31, 2014, again, largely related to the tax refund processing program. As of March 31, 2014 the balance related to the tax refund processing program was over $80 million. Total shareholder’s equity decreased $19.8 million, or 15.4%, from December 31, 2013 to March 31, 2014 as a result of the redemption $23.2 million of Series A Preferred Stock.

Asset Quality

Nonperforming assets increased $1.1 million, or 4.3%, from December 31, 2013 to March 31, 2014. Nonperforming assets to total assets decreased 6 basis points to 2.15% from December 31, 2013 to March 31, 2014 because Total Assets are up. Mr. Miller continued, “We continue to be conservative on how we view asset quality. If we see potential weakness in a credit, we strive to identify it early and reserve appropriately. We continue to see improvements in our asset quality. When we look back to March 2013, we have reduced non-performing loans by $9.6 million. “

First Citizens Banc Corp is a $1.2 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, The Citizens Banking Company, operates 28 locations in Central and North Central Ohio.

First Citizens Banc Corp may be accessed at www.fcza.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “FCZA”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “FCZAP”.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O. Miller

President and CEO

First Citizens Banc Corp

888-645-4121

Todd A. Michel

Senior Vice President and Controller

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income
	Three Months Ended
	March 31,
	(unaudited)
	2014	2013
Interest income	11,315	11,287
Interest expense	1,150	1,299

Net interest income	10,165	9,988
Provision for loan losses	750	500

Net interest income after provision	9,415	9,488
Noninterest income	4,624	3,215
Noninterest expense	10,428	10,208

Income before taxes	3,611	2,495
Income tax expense	899	582

Net income	2,712	1,913
Preferred stock dividends	655	290

Net income available to common shareholders	2,057	1,623
Dividends per common share	$0.04	$0.03
Earnings per common share,
basic	$0.27	$0.21
diluted	$0.22	$0.21
Average shares outstanding,
basic	7,707,917	7,707,917
diluted	10,904,848	7,707,917
Selected financial ratios:
Return on average assets	0.82%	0.64%
Return on average equity	9.47%	7.46%
Dividend payout ratio	16.08%	12.09%
Net interest margin (tax equivalent)	3.51%	3.75%

Selected Balance Sheet Items
	March 31,	December 31,
	2014	2013
	(unaudited)
Investment securities	$203,997	$199,613
Loans	857,368	861,241
Less allowance for loan losses	16,767	16,528

Net loans	840,601	844,713
Total assets	1,250,887	1,167,546
Total deposits	1,044,820	942,475
Federal Home Loan Bank advances	37,717	37,726
Securities sold under agreements to repurchase	17,949	20,053
Subordinated debentures	29,427	29,427
Total shareholders’ equity	108,611	128,376
Shares outstanding at period end	7,707,917	7,707,917
Book value per share	$11.09	$10.65
Tangible book value per share	8.00	7.53
Equity to asset ratio	8.68%	11.00%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.96%	1.92%
Non-performing assets to total assets	2.16%	2.22%
Allowance for loan losses to non-performing loans	62.60%	64.33%
Non-performing asset analysis
Nonaccrual loans	$21,184	$20,459
Troubled debt restructurings	5,602	5,234
Other real estate owned	196	173

Total	$26,982	$25,866